Exhibit 10.18

D. WECKSTEIN & Co., INC.
230 PARK AVENUE, SUITE 1510
NEW YORK, NEW YORK 10169

FAX 212 986-8503	(212) 888-3422	(800) 366-1250	TRADING@MAX*KATLIN.COM

August 5, 2011

Visualant, Inc.
500 Union Street, Suite 406
Seattle, WA 98101
Attn: Mr. Ron Erickson

Gentlemen:

This will confirm and constitute our agreement, whereby Visualant, Inc. (VSUL) (the company) employs us as a financial consultant and investment banker in seeking to obtain equity or debt financing through public or private offering of debt or equity securities and in seeking mergers and acquisition candidates.

As compensation for our services under this agreement, D. Weckstein & Co., Inc. ("we", "us" 'our"), shall receive Ten Thousand US Dollars (US$10,000.00) payable upon execution of this agreement and One Million (1,000,000) investment shares in Visualant, Inc. (VSUL) common shares.

As part of our services we will also provide you with strategic planning to help the Company meet its short-term objectives, including, but not limited to, strategic planning, meeting in our offices between our principals and representatives of the Company as requested.

You further agree that if in connection with financial transaction in which the Company may be involved, such as mergers, acquisitions, joint ventures, debt or lease placements and similar or other on balance or off-balance sheet corporate finance transactions, where we shall first introduce to the Company to any other party or entity and that as a result of such introduction a transaction between such party or entity and the Company is consummated ("a consummated transaction"), then the Company shall pay us a fee of 10% (ten percent) of the consideration paid to the Company or the value of the consummated transaction, in cash, upon the closing of the consummated transaction, irregardless of whether the consideration to the Company is received on current basis or in installments. By way of example, if the consummated transaction involved securities of the acquiring entity (whether securities of the Company, if the Company is the acquiring party or securities of another entity if the Company is the selling party) having a value of $5,000,000.00, the consideration paid us in cash at the closing shall be $500,000.00. Where we have introduced a party to the Company and a transaction is consummated within three years of such introduction, it shall be presumed, for purposes of this agreement that the transaction resulted from our introduction.

This agreement shall remain in effect through July 31, 2016.

Notwithstanding anything herein to the contrary, if you shall, at any time prior to one year following the termination of this agreement conclude a consummated transaction with a party introduced by us to you during the term of this agreement, you shall pay us the fees set forth in the preceding paragraph.

If the foregoing letter meets with your approval and correctly states our agreement, kindly so signify by signing a copy of this letter where indicated below and returning it to me.

Very truly yours,

        D. Weckstein & Co., Inc.

        By: /s/ Donald E. Weckstein

        Donald E. Weckstein, President

ACCEPTED AND AGREED TO:

Visualant, Inc.

/s/ Ron Erickson

Ron Erickson, CEO